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EXHIBIT 11 -- COMPUTATION OF PER SHARE EARNINGS
CHAMPION HEALTHCARE CORPORATION

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                      1995                1994
                                                                  --------------------------------
Primary:

Weighted average shares outstanding                                  4,227,975           1,209,294
    Net effect of dilutive stock options and warrants--
    based on the treasury stock method using average
    market price (1)                                                        --             428,646
                                                                  ------------        ------------
Total                                                                4,227,975           1,637,940
                                                                  ============        ============
Net income                                                        $    177,000        $  1,473,000
Preferred stock dividend requirement                                (1,421,000)         (1,101,000)
Accretion of preferred stock issuance cost                             (68,000)            (27,000)
                                                                  ------------        ------------
(Loss) income applicable to common stock                          $ (1,312,000)       $    345,000
                                                                  ============        ============
Per share amount                                                  $       (.31)       $        .21
                                                                  ============        ============
Fully Diluted:
Weighted average shares outstanding                                  4,227,975           1,209,294
Net effect of dilutive stock options and warrants--based on
    the treasury stock method using the year-end market
    price, if higher than average market price                       3,329,120           2,184,503
Assumed conversion of Preferred Stock (2)                            9,920,427           8,233,090
                                                                  ------------        ------------
Total                                                               17,477,522          11,626,887
                                                                  ============        ============
Net income                                                        $    177,000        $  1,473,000
Interest reduction, net of tax effect                                  363,000             249,000
                                                                  ------------        ------------
Income applicable to common stock                                 $    540,000        $  1,722,000
                                                                  ============        ============
Per share amount                                                  $        .03        $        .15
                                                                  ============        ============

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(1) The effect of options was anti-dilutive for the quarter ended March 31,
    1995.

(2) At March 31, 1995 and 1994, the Company had 10,408,286 and 9,564,611 shares of preferred stock outstanding.


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